EXHIBIT 4.5

this 12% convertible DEBENTURE AND THE COMMON STOCK ISSUABLE UPON CONVERSION HEREOF haVE not been registered under the securities act of 1933, as amended (the “SECURITIES act”), nor under any state securities law, and may not be pledged, sold, assigned, hypothecated or otherwise transferred until (1) a Registration Statement with respect thereto is effective under the SECURITIES act and any applicable state securities law or (2) the company receives an opinion of counsel, EITHER FROM COUNSEL TO the company or counsel to the holder HEREOF WHO IS reasonably satisfactory to the company, that such 12% CONVERTIBLE DEBENTURE or COMMON STOCK may be pledged, sold, assigned, hypothecated or transferred without an effective Registration Statement under the SECURITIES act or applicable state securities laws.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

12% Convertible Debenture

Due November __, 2017

$_______

As of November __, 2015

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD., a corporation incorporated under the laws of the state of Nevada (the “Company”), for value received, hereby promises to pay to ___________________, or his, hers or its registered assigns (the “Holder”), with an address at _____________________, upon due presentation and surrender of this 12% Convertible Debenture (this “Debenture” and collectively with the other 12% Convertible Debentures issued by the Company in the offering in which this Debenture was purchased, the “Debentures”) on or after November __, 2017 (the “Maturity Date”), the principal amount of _________ Dollars ($_________) and accrued interest thereon as hereinafter provided.

This Debenture was issued by the Company as of November __, 2015 (the “Issuance Date”).

ARTICLE I
PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

1.1. Payment of Principal and Interest. Payment of the principal and accrued interest on this Debenture shall be due on the Maturity Date. Interest (computed on the basis of a 365-day year for the number of days elapsed) on the unpaid portion of said principal amount from time to time outstanding shall be paid by the Company at the rate of twelve percent (12%) per annum. Principal and interest shall be paid: (a) in the lawful currency of the United States of America by check or wire transfer; or (b) pursuant to Section 2.1, Section 2.2 or Section 2.3, in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). Interest shall accrue from the Issuance Date and shall be payable to the Holder in annual installments on each November __ during the term of this Debenture (an “Interest Payment Date”), with the first Interest Payment Date hereunder scheduled to be November __, 2016 and the last Interest Payment Date to be on the Maturity Date. Both principal hereof and interest thereon are payable at the Holder’s address above or such other address as the Holder shall designate from time to time by written notice to the Company, without any requirement for the presentation of this Debenture or making any notation thereon, except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Debenture to the Company for cancellation.

Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee in accordance with the terms of Section 2.6 of this Debenture.

1.2. Extension of Payment Date. If this Debenture or any installment hereof becomes due and payable on a Saturday, Sunday or other day on which banks in the state of New Jersey are authorized to remain closed, the due date hereof shall be extended to the next succeeding full Business Day. “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the state of New Jersey.

1.3. All payments received by the Holder shall be applied first to the payment of all accrued interest payable hereunder.

ARTICLE II
CONVERSION AND OTHER RIGHTS

2.1. Conversion of Principal into Common Stock at Option of Holder. At any time from the Issuance Date until the Maturity Date, this Debenture is convertible in whole or in part at the Holder’s option into shares of Common Stock, upon surrender of this Debenture, at the office of the Company, accompanied by a written notice of conversion in the form of Attachment I hereto, or otherwise in form reasonably satisfactory to the Company, duly executed by the registered Holder or his, her or its duly authorized attorney. The aggregate principal amount of this Debenture shall be convertible into shares of Common Stock at a price per share equal to $0.07 (“Conversion Price”), subject to the adjustments as provided for in Section 2.8(a). The number of shares issued as payment shall be equal to the quotient of the aggregate outstanding principal on the date of conversion divided by the Conversion Price. Interest shall accrue to and include the day prior to the date of conversion and shall be paid by check or in shares of Common Stock, pursuant to Section 2.4, on the last day of the month in which conversion rights hereunder are exercised.

2.2. Conversion of Principal into Common Stock at Option of Company. In the event that: (a) there shall be a Change of Control (as hereinafter defined); or (b) the closing price of Common Stock on all domestic securities markets on which the Common Stock may at the time be listed averaged over a period of twenty (20) consecutive trading days is equal to or greater than $0.30 per share, at the option of the Company, the principal of this Debenture, in whole or in part, shall be converted into shares of Common Stock at the Conversion Price, subject to the adjustments provided in Section 2.8(a). The number of shares issued as payment shall be equal to the quotient of the aggregate outstanding principal on the date of conversion divided by the Conversion Price. Interest shall accrue to and include the day prior to the date of conversion and shall be paid by check or in shares of Common Stock, pursuant to Section 2.4, on the last day of the month in which conversion rights hereunder are exercised.

A “Change of Control” means any consolidation, merger, sale of all or substantially all of the Company’s assets to another Person (as hereinafter defined) and any transaction which is effected in such a way that the stockholders of the Company immediately prior to such consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, by vote or value, on a fully diluted basis. A “Person” means an individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind.

2.3. Conversion of Principal into Common Stock Due to a Qualified Financing. Upon the closing of a Qualified Financing (as hereinafter defined), the principal of this Debenture shall be converted into shares of Common Stock at a price per share equal to the lesser of: (a) eighty percent (80%) of the per share price paid by the purchasers of Common Stock in the Qualified Financing; or (b) the Conversion Price, subject to the adjustments provided in Section 2.8(a) (the “Qualified Financing Conversion Price”). The number of shares issued as payment shall be equal to the quotient of the aggregate outstanding principal on the closing date of the Qualified Financing divided by the Qualified Financing Conversion Price. Interest shall accrue to and include the day prior to the date of conversion and shall be paid by check or in shares of Common Stock, pursuant to Section 2.4, on or before the last day of the month in which conversion rights hereunder are exercised.

A “Qualified Financing” shall occur if at any time following the Issuance Date through the Maturity Date the Company, in any transaction or a series of transactions, completes one or more offerings of Common Stock resulting in aggregate gross proceeds to the Company of at least five million dollars ($5,000,000).

2.4. Payment of Interest in Shares of Common Stock at Option of Company. Interest due under this Debenture may be paid to the Holder, at the option of the Company, in shares of Common Stock. If the Company elects to pay the interest due on a particular Interest Payment Date in shares of Common Stock, the number of shares issued as payment of the accrued interest shall be equal to the quotient of the aggregate accrued and unpaid interest divided by the closing price of Common Stock on all domestic securities markets on which the Common Stock may at the time be listed averaged over a period of ten (10) consecutive trading days immediately preceding the Interest Payment Date.

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2.5. No Fractional Shares. Any fractional share resulting from any conversion of the principal or accrued and unpaid interest of this Debenture shall be rounded up to one whole share.

2.6. Transfer of Debenture; Conversion Procedure. This Debenture is not divisible. This Debenture and all rights hereunder may be sold, transferred or otherwise assigned to any person in accordance with and subject to the provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Upon the transfer of this Debenture through the use of the assignment form attached hereto as Attachment I, and in accordance with applicable law or regulation, and the payment by the Holder of funds sufficient to pay any transfer tax, the Company shall issue and register this Debenture in the name of the new Holder.

In the event the Holder seeks to convert this Debenture in accordance with Section 2.1, the Company shall convert this Debenture upon surrender thereof for conversion properly endorsed and accompanied by a completed and executed Conversion Notice attached hereto as Attachment II and any documentation deemed necessary by the Company showing the availability of an exemption under applicable state and federal securities laws. Subject to the terms of this Debenture, upon surrender of this Debenture, the Company shall issue and deliver with all reasonable dispatch to or upon the written order of the Holder of this Debenture and in such name or names as such Holder may designate, a certificate or certificates for the number of full shares of Common Stock due to such Holder upon the conversion of this Debenture. The Person or Persons to whom such certificate or certificates are issued by the Company shall be deemed to have become the holder of record of such shares of Common Stock as of the date of the surrender of this Debenture. Upon conversion, the Holder will be required to execute and deliver any documentation deemed necessary by the Company showing the availability of an exemption under applicable state and federal securities laws.

2.7. Issuance of Shares of Common Stock.

(a) Issuance Upon Conversion. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, solely for the purpose of issuance upon conversion of this Debenture, such number of shares of Common Stock as shall equal the aggregate number of shares of Common Stock that would be issued under this Debenture if fully converted. The Company also covenants that all of the shares of Common Stock that shall be issuable upon conversion of this Debenture shall, at the time of delivery, be duly and validly issued, fully paid, non-assessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Company shall promptly pay or discharge).

(b) Restrictive Legend. Each certificate evidencing shares of Common Stock issued to the Holder following the conversion of this Debenture, if any, shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

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2.8. Adjustment of Conversion Price and Number of Underlying Shares. The number of shares of Common Stock issuable upon the conversion of this Debenture and the Conversion Price shall be subject to adjustment from time to time as follows:

(a) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the date of this Debenture effects a subdivision of the outstanding Common Stock or combines the outstanding shares of Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted so that each Holder of conversion rights under this Debenture shall have the right to convert his, her or its interests into the number of shares of Common Stock which he, she or it would have owned after the event had such shares of Common Stock been converted immediately prior to the occurrence of such event. Any adjustment under this Section 2.8(a) shall become effective as of the date and time such subdivision or combination becomes effective.

(b) No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(c) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, or in any rights, options or warrants to subscribe for or to purchase Common Stock (such rights or options or warrants being herein called “Options”) or in any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”) or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Actions to Maintain Conversion Price Above Par Value. Before taking any action which would cause an adjustment in the Maturity Date Conversion Price such that, upon conversion of this Debenture, shares of Common Stock with par value, if any, would be deemed to be issued below the then par value of the Common Stock, the Company will take any corporate action which may, in the opinion of its counsel, be reasonable necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at the Maturity Date Conversion Price as so adjusted.

(e) Certificate of Adjustment. In any case of an adjustment of the number of shares of Common Stock or other securities issuable upon conversion of this Debenture, the Chief Financial Officer or the President of the Company shall compute such adjustment in accordance with the provisions hereof and prepare and sign a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder of this Debenture at the Holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment is based, including a statement of the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of this Debenture.

(f) Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of this Debenture in any manner which interferes with the timely conversion of this Debenture into shares of Common Stock.

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ARTICLE III
COVENANTS

3.1. Prior to the conversion or payment of the last outstanding Debenture, any of the following actions by the Company is subject to the prior written consent of holders of more than fifty percent (50%) of the aggregate principal amount of the then outstanding Debentures.

(a) any material related party transaction entered into by the Company that is not approved by the Company’s board of directors or a committee thereof;

(b) the purchase, redemption, retirement or acquisition for value by the Company of any of the Company’s capital stock or other securities now or hereafter outstanding, except for the acquisition of the Company’s capital stock or other securities in connection with the settlement of any legal proceedings or pursuant to any outstanding agreement or instrument;

(c) the return by the Company of any capital to its stockholders;

(d) the distribution by the Company of any of its assets to its stockholders;

(e) the payment or declaration by the Company of any dividend on any of its capital stock or other securities; or

(f) the filing for bankruptcy, dissolution or liquidation or a general assignment for the benefit of creditors by the Company.

ARTICLE IV
EVENTS OF DEFAULT

4.1. If one or more of the following described events (each of which being an “Event of Default” hereunder) shall occur and shall be continuing, holders of more than fifty percent (50%) of the aggregate principal amount of the then outstanding Debentures may declare immediate payment of all of the Debentures (including the accrued and unpaid interest thereon).

(a) failure to pay when due any principal of, or interest on, the Debentures;

(b) failure of the Company to observe or perform any covenants or agreements of the Debentures or any other related documents, and such failure continues for a period of thirty (30) calendar days after receipt of written notice by the Company from holders of more than fifty percent (50%) of the aggregate principal amount of the outstanding Debentures of such failure;

(c) any representation, warranty, certification or statement made by the Company to the purchasers of the Debentures shall prove to have been incorrect in any material respect when made (or deemed made);

(d) a judgment or order for the payment of money in excess of two hundred fifty thousand dollars ($250,000) shall be rendered against the Company and such judgment or order shall continue unsatisfied and un-stayed for a period of ten (10) calendar days;

(e) the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(f) an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed for a period of sixty (60) calendar days; or an order for relief shall be entered against the Company under the federal bankruptcy laws as now or hereafter in effect.

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ARTICLE V
MISCELLANEOUS

5.1. Prepayment. The principal amount of this Debenture and any accrued and unpaid interest thereon may be prepaid, in whole or in part, at any time without penalty or premium, at the discretion of the Company, subject to first offering the Holder the option to convert this Debenture into Common Stock at the Maturity Date Conversion Price. The Company must provide written notice to the Holder of its intention to prepay this Debenture and allow the Holder ten (10) calendar days after receipt of such notice to convert.

5.2. Rights Cumulative. The rights, powers and remedies given to the Holder under this Debenture shall be in addition to all rights, powers and remedies given to him, her or it by virtue of any document or instrument executed in connection therewith, or any statute or rule of law.

5.3. No Waivers. Any forbearance, failure or delay by the Holder in exercising any right, power or remedy under this Debenture, any documents or instruments executed in connection herewith or otherwise available to the Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

5.4. Amendments in Writing. No modification or waiver of any provision of this Debenture, or any documents or instruments executed in connection herewith shall be effective unless it shall be in writing and signed by the Holder, and any such modification or waiver shall apply only in the specific instance for which given.

5.5. Governing Law. This Debenture, the rights and obligations of the parties hereto and any dispute arising out of or relating to this Debenture, shall be adjudicated in, governed by, construed in and interpreted in accordance with the laws of the state of New Jersey, without regard to its conflict of law principles. Each of the parties hereto consents to submit itself to the personal jurisdiction of the state courts of the state of New Jersey in the event any dispute arises out of this Debenture and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

5.6. Successors. The term “Holder” as used herein shall be deemed to include the Holder and its successors, endorsees and assigns.

5.7. Stamp or Transfer Tax. The Company will pay any documentary stamp or transfer taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of this Debenture; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the Holder in respect of which such Common Stock is issued, and in such case the Company shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s satisfaction that such tax has been paid.

5.8. Mutilated, Lost, Stolen or Destroyed Debenture. In case this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of and substitution for the Debenture, mutilated, lost, stolen or destroyed, a new Debenture of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also reasonably satisfactory to it.

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5.9. No Rights as Stockholder. Prior to the conversion of the Debenture, the Holder shall not be entitled to any of the rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, but shall be entitled to receive notice of:

(a) any stockholder meeting;

(b) a Change of Control event;

(c) issuance of Common Stock or any other equity securities convertible or exchangeable into Common Stock; except for those issuances made under options, warrants and other rights approved by the Company’s board of directors or a committee thereof;

(d) a judgment or order for the payment of money rendered against the Company in excess of $50,000;

(e) involuntary case or other proceeding commenced against the Company seeking liquidation, bankruptcy or dissolution; or

(f) order for relief entered against the Company under the federal bankruptcy laws.

5.10. Notices. Any notice required to be given pursuant to this Debenture shall be in writing and shall be deemed given upon delivery if delivered personally or by a recognized commercial courier with receipt acknowledged, or upon the expiration of seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to the Holder at his, her or its address appearing on the books of the Company.

5.11. No Registration or Registration Rights. Neither the Debenture nor the securities receivable upon the conversion of the Debenture have been registered by the Company under the Securities Act or the securities law of any state or other jurisdiction, and the Company shall be under no obligation to register such securities.

IN WITNESS WHEREOF, Integrated Environmental Technologies, Ltd. has caused this Debenture to be duly executed and delivered as of the date first above written.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

By:
Name:	Thomas S. Gifford
Title:	Executive Vice President and Chief Financial Officer

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ATTACHMENT I

Assignment

For value received, the undersigned hereby assigns to _____________, $___________ principal amount of 12% Convertible Debenture due November __, 2017 evidenced hereby and hereby irrevocably appoints __________________ attorney to transfer the Debenture on the books of the within named corporation with full power of substitution in the premises.

Dated:

In the presence of:

Print Name

Signature

ATTACHMENT II

CONVERSION NOTICE

TO: INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

The undersigned holder of this Debenture hereby irrevocably exercises the option to convert $________ principal amount of such Debenture (which may be less than the stated principal amount thereof) into shares of Common Stock of Integrated Environmental Technologies, Ltd., in accordance with the terms of such Debenture, and directs that the shares of Common Stock issuable and deliverable upon such conversion, be issued and delivered to the undersigned unless a different name has been indicated below. If shares of Common Stock are to be issued in the name of a person other than the undersigned holder of such Debenture, the undersigned will pay all transfer taxes payable with respect thereto.

Address of Holder

Print Name of Holder

Signature of Holder

Principal amount of Debenture to be converted $________

If shares are to be issued otherwise then to the holder:

Address of Transferee

Print Name of Transferee

Social Security or Employer Identification Number of Transferee

Issuance Date of Debenture: November __, 2015